EXHIBIT 99.2

OPENTV CORP.

Q2 2008 Investor Conference Call

Transcript of Prepared Remarks

August 7, 2008

2:00 p.m. PST

Operator

Good day, ladies and gentlemen. Thank you very much for your patience and welcome to the second quarter 2008 OpenTV Corp. earnings conference call. My name is Brandy, and I’ll be your conference coordinator today. [Operator instructions] I would now like to turn the presentation over to the host, Mr. Mark Beariault, General Counsel. Please proceed.

Mark Beariault – OpenTV Corp. – General Counsel

Thank you, operator. Good afternoon and welcome to OpenTV’s second quarter 2008 financial results call. I would like to remind you that during this call, members of OpenTV’s management, in addition to discussing the actual results of this past quarter, will be making forward-looking statements.

These forward-looking statements are based on our current expectations and beliefs and are subject to a number of factors and uncertainties that could cause our actual results to differ materially from those described in these forward-looking statements. For example, statements regarding forecasted growth of the markets for our products, our ability to expand our product offerings and distribution, our ability to maintain the momentum in our revenue growth and to achieve positive net income and our financial guidance for 2008 are all forward-looking statements.

For a detailed discussion of the factors and uncertainties that could cause our actual results to differ materially from those described in these forward-looking statements, please refer to the risk factors described in our Form 10-K filed with the Securities and Exchange Commission and any updates to those risk factors contained in our quarterly reports on Form 10-Q and the other documents we file from time to time with the SEC. Those documents and reports can also be viewed on the Investor Relations page of our website. We undertake take no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

During this call, we will also refer to certain non U.S. GAAP financial measures, such as Adjusted EBITDA and billings, which management believes are helpful in understanding our business and performance. We have included a reconciliation of those measures to U.S. GAAP measures on the Investor Relations page of our web site. We will also make available a Web cast replay of this conference call on our Web site.

With that, I’ll turn the call over to Ben Bennett, Chief Executive Officer of OpenTV.

Ben Bennett – OpenTV Corp. – Chief Executive Officer

Thank you, Mark, and welcome everyone to OpenTV’s second quarter 2008 earnings conference call. Joining me today is Shum Mukherjee, Executive Vice President and CFO.

OpenTV reported solid second quarter results earlier today, including revenue of nearly $27 million and slightly positive net income. We continue to generate positive cash flow, a key strength in this economic environment, and the company boasts a sound balance sheet. Shum will provide a detailed review of our financial performance during the second quarter and the company’s full year 2008 outlook, but I want to take this opportunity to highlight that our overall performance during the first half of 2008 means that we are on track to meet our projected outlook for the full year of breakeven to slightly positive net income. As I have mentioned on previous calls, this is a fundamental objective of this management team and one to which we are fully committed to achieving and sustaining moving forward. We consider the 2008 Net Income goal an important first step in the long term, profitable growth of the company.

Let me now review a few metrics. As of the end of the second quarter, over 111 million OpenTV-enabled digital devices have been shipped worldwide. Our worldwide market share for middleware is approximately 58%, and we continue to make inroads into emerging markets as well as developing new businesses within our existing customer base. With a global footprint of more than 55 customers in 36 countries, OpenTV’s business benefits from a strong mix of customers from the satellite, cable and terrestrial markets.

As an example of our momentum, I am extremely pleased to announce that we have signed a new, multi-year deal with SKY Perfect Communications, Japan’s largest Pay-TV platform operator. With 4.2 million subscribers in Japan, SKY Perfect is the largest satellite broadcasting platform operator in Asia and indeed one of the largest PayTV operators in the world. The deal demonstrates our capability to win major new operators world wide and particularly in the highly competitive Asia Pacific region. However, I am not, at this time, in a position to publicly comment on the specifics of this deal. I can say that we are very excited to support the launch of SKY Perfect’s next generation set-top box platform. It will be an advanced solution built on OpenTV’s Core middleware using our latest PVR technology. When launched, we expect this will represent one of our most advanced HD solutions yet deployed by OpenTV.

This partnership marks our entry into the Japanese middleware market with one of the top Pay TV operators in the world as measured by total subscribers. As with all new middleware deals, investment comes before return, and we have already begun to ramp-up our development efforts for this key customer. This does include expanding to new office space in Tokyo in Q4 08 to accommodate local integration and sales support teams. To be clear, though, these investments will not change our guidance for 2008 Net Income, which Shum will discuss in a moment.

Highlights of other customer activity during the quarter included:

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The commercial launch by FOXTEL, Australia’s leading Pay TV operator, of the FOXTEL iQ2 platform. This is an advanced, quad-tuner, high-definition PVR-enabled set top box running on OpenTV Core2, our 5th generation middleware.

•	In Latin America, we launched a Core2 HD/PVR platform with NET in Brazil.

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In Europe, we launched in conjunction with Nagravision, OpenTV-enabled set-top boxes with TV Cabo and Portugal Telecom, establishing a solid presence for OpenTV in Portugal. We also extended our relationship with HOT, Israel’s largest cable provider, by launching their Core2 HD platform in time for the European soccer tournament.

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Finally, in South Africa we have once again extended our relationship with a long time customer by completing the commercial launch of a Core2 HD/PVR platform with MCA in time for the start of the Summer Olympics tomorrow.

These partnerships demonstrate that we are executing on our middleware strategy – aggressively pursuing new business like SKY Perfect, but also expanding our business with key existing customers both for middleware and headend-related products. We are strengthening our operations in Beijing, China by expanding to a new office facility that will primarily focus on engineering and QA. In addition, in India, where emerging digital pay-TV operators and MSOs are experiencing record subscriber growth, we have appointed an experienced General Manager who will be based in Mumbai. We will also be setting up a local engineering support office. These initiatives will help OpenTV facilitate business development in this region as well as optimize our existing relationships with customers such as Reliance, Sun Direct TV and Essel Group. With these customers, OpenTV is the market leader in India for middleware and advanced interactive services. India offers great growth potential for OpenTV — according to Media Partners Asia, India’s net DTH Pay TV subscribers are expected to grow from 3.3 million in 2007 to 7.1 million in 2008 and almost 12 million in 2009.

Moving on to our second strategic line of business, advanced advertising, last quarter we spoke about the beta release of our EclipsePlus campaign management product to a set of key US cable customers. The results of the beta program were extremely positive, and we officially released this product into General Availability on May 15. Customer feedback has reinforced that our new release addresses key areas of functionality and provides significant work-flow and performance improvements, features that are really critical to our customers in the current advertising environment. Today, I am pleased to announce that Comcast Spotlight, the advertising sales division of Comcast Cable, and OpenTV have entered into a multi-year agreement for the licensing of our EclipsePlus product. Comcast has already launched EclipsePlus in Baltimore, Philadelphia and Seattle, and we are working closely with them on the rollout of EclipsePlus in a number of other markets. In addition to Comcast, we are also in discussions with other US cable operators regarding our EclipsePlus product, and we look forward to being able to announce additional deals in the future.

In summary, from a financial perspective, we have a strong balance sheet including over $100 million in cash and no debt. We are focused on building our core businesses as demonstrated by our recent deals with SKY Perfect and Comcast, and from a market share perspective, I believe we are well-positioned to capitalize on a global digital TV market that is set to grow from 175 million digital TV households today to over 335 million by 2011. While the current economic environment is certainly a challenging factor, I believe OpenTV is well on track to meeting both our strategic and financial objectives for 2008. We consider 2008 an important year for the company, re-establishing our focus on key business and execution principles, but I also want to emphasize to our shareholders and customers that we are fully committed to the long term development of our key technologies and markets, particularly with advanced cable, DTH and advanced advertising.

With that, I will turn the call over to Shum who will review in detail our second quarter results and full year outlook.

Shum Muhkerjee – OpenTV Corp. – EVP, CFO

Thank you, Ben, and good afternoon, everyone.

Billings in Q2 ‘08 were $30.1 million, up 23% over Q2 ‘07, reflecting a $4.4 million, or 20%, increase in middleware billings and a $1.3 million, or 52%, increase in billings in the Advertising Solutions segment. Billings in the Middleware Solutions segment were up in all three of our regions. In the Americas region, billings were up 26% or $900,000 reflecting increased billings for royalties related to NET in Brazil and Star Choice in Canada and partially offset by reduced billings to EchoStar. Billings in our EMEA region were up $1.3 million or 13% reflecting increased billings for royalties related to BSkyB and MCA. Middleware billings in the Asia Pacific region were up $2.8 million or 37%, primarily reflecting increased billings for royalties related to Reliance in India. Moving to the Advertising Solutions segment, billings were up $1.3 million, primarily reflecting increased billings to Comcast for our advertising campaign management system. YTD total billings were $67.5 million, up 22% from the same period in 2007, with the Middleware segment up 19% and the Advertising segment up 35% YTD compared to 2007.

Revenues in Q2 ‘08 were $26.8 million, up 17% over Q2 ‘07. Revenues in the Middleware segment were $23.5 million, up 16% from Q2 ‘07, primarily reflecting increased business from NET in Brazil, BSkyB, MCA and Reliance, partially offset by reductions in revenues related to EchoStar and JCom. Revenues in the Advertising segment were $3.3 million, up 18% from Q2 ‘07 primarily reflecting increased revenues from Time Warner for our advertising campaign management system.

YTD revenues were $60.6 million, up 26% from the same period in 2007 with Middleware revenues up 28% and Advertising revenues up 15%.

Deferred revenue at the end of Q2 ‘08 was $31 million compared to deferred revenue of $24.1 million at the end of 2007, primarily reflecting increased billings to DishTV India and Time Warner that are not yet recognizable as revenues.

Adjusted EBITDA before unusual items in Q2 ‘08 was $2.5 million compared to a loss of $1 million in Q2 ‘07, primarily reflecting higher revenues. Contribution margin in the Middleware Solutions segment was $7.9 million, up $3.5 million from Q2 ‘07 on a revenue increase of $3.3 million. Contribution margin in the Advertising Solutions segment was $200K compared to a loss of $300K in Q1 ‘07.

Adjusted EBITDA for the YTD period was $10.1 million, compared to a loss of $600,000 in the same period of 2007, reflecting increases in EBITDA of $10.5 million in the Middleware segment on a revenue increase of $11.6 million, and increased EBITDA of $1.8 million in the Advertising segment.

Net income in Q2 ‘08 was $21,000, compared to a loss of $4.8 million from continuing operations in Q2 ‘07. Net Income in the first half of 2008 was $6.3 million compared to a loss of $7.8 million from continuing operations in the first half of 2007.

Our balance sheet and financial position remain strong. Our cash portfolio as of June 30, 2008 was $100.4 million compared to $81.8 million on December 31, 2007. Cash generated from operations was $5.8 million for Q2 ‘08 and $5.1 million for the first six months of ‘08 compared to cash generated from operations of $2.8 million in Q2 ‘07 and $4.6 million in first six months of ‘07.

Now moving to our guidance, we continue to expect that our financial results for the first half of 2008 will be stronger relative to the second half of the year, with Q3 ‘08 revenue expected to be in the neighborhood of 10% higher than the same period in 2007. Our expectations for full-year billings continue to be in the range of $122 million to $132 million, but given current worldwide economic conditions and the potential for that to impact our customers’ spending decisions, we are guiding towards the lower end of that range. We are also reconfirming our guidance for full-year 2008 GAAP revenues to be in the range of $105 million to $115 million, with a midpoint of $110 million. While we do not anticipate being profitable in each quarter due to the expected timing of revenue recognition, we do expect that net income will be slightly positive for the full year 2008.

And now Ben, Mark and I will be pleased to answer your questions.